Exhibit 21

                      MARGO CARIBE, INC. AND SUBSIDIARIES
                             List of Subsidiaries
                               December 31, 2000


          Name                                              Jurisdiction of Incorporation
- -----------------------------------------------------------------------------------------
Margo Nursery Farms, Inc.                                             Puerto Rico

Margo Flora, Inc.                                                           "

Margo Landscaping & Design, Inc.                                            "

Margo Garden Products, Inc.                                                 "

Rain Forest Products Group, Inc.                                            "

Garrochales Construction and Development Corporation                        "

Margo Development Corporation                                               "